UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On October 2, 2017, The Procter & Gamble Company distributed the following communication and may in the future send or use the same or substantially similar communications from time to time:

P&G Colleagues,

Today, we issued our final letter in the series of letters to P&G shareholders about the proxy contest.

I appreciate your support and patience during this proxy fight. As it draws to an end, I would like to briefly recap where we are as a Company and why we strongly recommend a vote to support P&G.

We recognized that our Company was facing the impact of numerous forces, including significant negative foreign exchange, the disruption of traditional retail channels, and the rise of digital media, among others.

To address these forces, we embarked on what is undeniably one of the biggest business transformations in our history. Today, P&G is a profoundly different, much stronger, and more profitable Company than we were just a few years ago.

•	We implemented a $10 billion productivity and cost savings program, and we have another $10 billion cost savings initiative underway.

•	We significantly restructured our portfolio, moving to 65 brands in 10 categories where products solve problems and performance drives purchase.

•	We have built a strong $3 billion e-commerce business — the largest of any multinational consumer packaged goods company, growing 30% last fiscal year, and growing share in 8 of 10 categories.

•	We are a recognized leader in the use of digital media and advertising, and in raising the performance standards of the digital media industry. Our #1 market share position among millennials in brands such as Always, Tide, Downy, Dawn, Bounty, Charmin, Gillette, Crest and several others is evidence of P&G’s leadership.

•	We are changing our organization structure to speed decision making and improve accountability through one organizing principle – the product category. Category leaders have full profit and loss responsibilities. We’re implementing an end-to-end approach in our largest markets, and a freedom within a framework approach in smaller markets.

The changes we have made are working. You see that in the results delivered last fiscal year where we met or exceeded all of our objectives. You see that in the 28% total shareholder return we have delivered in the past two years, well ahead of industry peers.1

We will build on these results to get to our objective of growing ahead of the market on the top line, and simultaneously increasing our margins to deliver leadership levels of total shareholder return.

I am excited about our transformation journey and about our future. We are on the road to meeting current and future consumer needs with products that exceed their expectations AND to delivering the results that all our stakeholders expect from P&G, and that we expect of ourselves.

Everything we touch, we try to make better. We are committed to win with consumers and deliver winning shareholder value, but we don’t stop there. We are committed to the well-being of employees. We improve the communities in which we live and work. We take positive action to improve gender equality, and promote diversity and inclusion. We take meaningful steps to operate in a way that preserves the environment.

[1]	TSR calculations since November 1, 2015. Market data as of September 6, 2017. The peers selected by Trian in its September 6, 2017 White Paper are as follows: Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever.

We are committed to win. We do what is right for the short, mid, and long term. We do it the right way— within our Purpose, Values and Principles that have guided P&G for 180 years.

Thank you for everything you do every day to help P&G win.

David

VOTE BLUE

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.